Zions Bancorporation, N.A. One South Main Salt Lake City, UT 84133 October 18, 2023
www.zionsbancorporation.com
Third Quarter 2023 Financial Results: FOR IMMEDIATE RELEASE
Investor Contact: Shannon Drage (801) 844-8208
Media Contact: Rob Brough (801) 844-7979

Zions Bancorporation, N.A. reports: 3Q23 Net Earnings of $168 million, diluted EPS of $1.13 compared with 3Q22 Net Earnings of $211 million, diluted EPS of $1.40, and 2Q23 Net Earnings of $166 million, diluted EPS of $1.11
THIRD QUARTER RESULTS

$1.13	$168 million	2.93%	10.2%
Net earnings per diluted common share	Net earnings	Net interest margin (“NIM”)	Estimated Common Equity Tier 1 ratio

THIRD QUARTER HIGHLIGHTS¹

Net Interest Income and NIM	•	Net interest income was $585 million, down 12%
	•	NIM was 2.93%, compared with 3.24%; up from 2.92% in the second quarter of 2023

Operating Performance	•	Pre-provision net revenue² ("PPNR") was $280 million, down 22%; adjusted PPNR² was $272 million, down 23%
	•	Customer-related noninterest income was relatively stable at $157 million; total noninterest income was $180 million, up 9%
	•	Noninterest expense was $496 million, up 4%; adjusted noninterest expense² was $493 million, up 3%

Loans and Credit Quality	•	Loans and leases were $56.9 billion, up 6%
	•	The provision for credit losses was $41 million, compared with $71 million
	•	The allowance for credit losses was 1.30%, compared with 1.09% of loans and leases
	•	The annualized ratio of net loan and lease charge-offs to average loans was 0.10%, compared with 0.20%
	•	Nonperforming assets[3] were $219 million, or 0.38%, compared with $151 million, or 0.28%, of loans and leases

Deposits and Borrowed Funds	•	Total deposits were $75.4 billion, down 1% from prior year quarter; customer deposits (excluding brokered deposits) were $68.8 billion, up 5% from the second quarter of 2023
	•	Short-term borrowings, consisting primarily of secured borrowings, were $4.3 billion, compared with $5.4 billion

Capital	•	The estimated CET1 capital ratio was 10.2%, compared with 9.6%

CEO COMMENTARY

Harris H. Simmons, Chairman and CEO of Zions Bancorporation, commented, “Our third quarter results reflect a stabilization of the net interest margin in the wake of the industry-wide turbulence earlier in the year. While loan demand weakened in the third quarter, we were pleased with the growth in customer deposits, which increased 5% over the past three months, while higher-cost brokered deposits and short-term borrowed funds decreased 23% and 21%, respectively.”
Mr. Simmons continued, “Credit quality remains well controlled, and capital continues to strengthen, with the estimated Common Equity Tier 1 capital ratio increasing to 10.2% from 9.6% a year ago.”
Mr. Simmons concluded, “This month we’re celebrating the 150th anniversary of the founding of Zion’s Savings Bank & Trust Company, the predecessor of Zions Bancorporation, making us one of the oldest continually operating financial institutions in the West. We’re proud of our history of responsible growth, and we look forward to helping to build strong communities throughout the western United States for many years to come.”

OPERATING PERFORMANCE[2]

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Adjusted PPNR	$272	$351	$909	$892
Net charge-offs (recoveries)	$14	$27	$27	$42
Efficiency ratio	64.4%	57.6%	62.2%	61.1%
Weighted average diluted shares	147.7	149.8	147.8	150.8
1 Comparisons noted in the bullet points are calculated for the current quarter compared with the same prior-year period unless otherwise specified.
2 For information on non-GAAP financial measures, see pages 16-18.
3 Does not include banking premises held for sale.

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Comparisons noted in the sections below are calculated for the current quarter versus the same prior-year period unless otherwise specified. Growth rates of 100% or more are considered not meaningful (“NM”) as they generally reflect a low starting point.
RESULTS OF OPERATIONS

Net Interest Income and Margin
				3Q23 - 2Q23		3Q23 - 3Q22
(In millions)	3Q23	2Q23	3Q22	$	%	$	%

Interest and fees on loans	$831	$791	$551	$40	5%	$280	51%
Interest on money market investments	35	48	24	(13)	(27)	11	46
Interest on securities	144	138	132	6	4	12	9
Total interest income	1,010	977	707	33	3	303	43
Interest on deposits	366	220	19	146	66	347	NM
Interest on short- and long-term borrowings	59	166	25	(107)	(64)	34	NM
Total interest expense	425	386	44	39	10	381	NM
Net interest income	$585	$591	$663	$(6)	(1)	$(78)	(12)
				bps		bps
Yield on interest-earning assets[1]	5.02%	4.81%	3.45%	21		157
Rate paid on total deposits and interest-bearing liabilities[1]	2.10%	1.88%	0.22%	22		188
Cost of total deposits[1]	1.92%	1.27%	0.10%	65		182
Net interest margin[1]	2.93%	2.92%	3.24%	1		(31)
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
Net interest income decreased $78 million, or 12%, in the third quarter of 2023, relative to the prior year period, as higher earning asset yields were offset by higher funding costs. Net interest income was also impacted by a reduction in interest-earning assets and an increase in interest-bearing liabilities.
Average interest-earning assets decreased $1.8 billion, or 2%, from the prior year quarter, driven by declines of $4.5 billion and $1.3 billion in average securities and average money market investments, respectively. The decrease in average securities was primarily due to payments and maturities. These decreases were partially offset by an increase of $4.0 billion in average loans and leases.
Average interest-bearing liabilities increased $10.9 billion, or 26%, from the prior year quarter, driven by increases of $9.9 billion and $1.3 billion in average interest-bearing deposits and average other short-term borrowings, respectively.
The net interest margin was 2.93%, compared with 3.24%, and was up from 2.92% in the second quarter of 2023. The yield on average interest-earning assets was 5.02% in the third quarter of 2023, an increase of 157 basis points, reflecting higher interest rates and a favorable mix change to higher yielding assets. The yield on total loans increased 167 basis points to 5.84%, and the yield on securities increased 63 basis points to 2.73%. The yield on average securities benefited from a decrease in the market value of AFS securities due to rising interest rates.
The cost of total deposits for the third quarter of 2023 was 1.92%, compared with 0.10%. The rate paid on total deposits and interest-bearing liabilities was 2.10%, compared with 0.22%, reflecting the higher interest rate environment. Average noninterest-bearing deposits as a percentage of total deposits were 37%, compared with 51% during the same prior year period.

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Noninterest Income
				3Q23 - 2Q23		3Q23 - 3Q22
(In millions)	3Q23	2Q23	3Q22	$	%	$	%

Commercial account fees	$43	$45	$40	$(2)	(4)%	$3	8%
Card fees	26	25	27	1	4	(1)	(4)
Retail and business banking fees	17	16	17	1	6	—	—
Loan-related fees and income	23	19	18	4	21	5	28
Capital markets fees	18	27	25	(9)	(33)	(7)	(28)
Wealth management fees	15	14	14	1	7	1	7
Other customer-related fees	15	16	15	(1)	(6)	—	—
Customer-related noninterest income	157	162	156	(5)	(3)	1	1
Fair value and nonhedge derivative income (loss)	7	1	4	6	NM	3	75
Dividends and other income	12	26	(1)	(14)	(54)	13	NM
Securities gains (losses), net	4	—	6	4	NM	(2)	(33)
Total noninterest income	$180	$189	$165	$(9)	(5)	$15	9
Total customer-related noninterest income remained relatively stable at $157 million, compared with the prior year period. Loan-related fees and income increased $5 million, primarily due to a $4 million gain on the sale of certain mortgage servicing assets, and commercial account fees increased $3 million, driven primarily by increased treasury management sweep income. These increases were partially offset by a $7 million decrease in capital market fees, largely due to reduced swap and loan syndication fees.
Dividends and other income increased $13 million, due to a valuation loss recognized on one of our equity investments in the prior year period, as well as an increase in dividends on FHLB stock in the current period.

Noninterest Expense
				3Q23 - 2Q23		3Q23 - 3Q22
(In millions)	3Q23	2Q23	3Q22	$	%	$	%

Salaries and employee benefits [1]	$311	$324	$312	$(13)	(4)%	$(1)	—%
Technology, telecom, and information processing	62	58	53	4	7	9	17
Occupancy and equipment, net	42	40	38	2	5	4	11
Professional and legal services	16	16	14	—	—	2	14
Marketing and business development	10	13	11	(3)	(23)	(1)	(9)
Deposit insurance and regulatory expense	20	22	13	(2)	(9)	7	54
Credit-related expense	6	7	8	(1)	(14)	(2)	(25)
Other	29	28	30	1	4	(1)	(3)
Total noninterest expense	$496	$508	$479	$(12)	(2)	$17	4
Adjusted noninterest expense [2]	$493	$494	$477	$(1)	—	$16	3
1 Salaries and employee benefits expense included $13 million of severance expense in the second quarter of 2023.
2 For information on non-GAAP financial measures, see pages 16-18.
Total noninterest expense increased $17 million, or 4%, relative to the prior year quarter. Technology, telecom, and information processing expense increased $9 million, primarily due to increases in application software, license, maintenance, and related software amortization expenses. Deposit insurance and regulatory expense increased $7 million, driven largely by an increased FDIC insurance base rate beginning in 2023 and changes in balance sheet composition.
The efficiency ratio was 64.4%, compared with 57.6%, primarily due to a decline in adjusted taxable-equivalent revenue. For information on non-GAAP financial measures, see pages 16-18.

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BALANCE SHEET ANALYSIS

Investment Securities
				3Q23 - 2Q23		3Q23 - 3Q22
(In millions)	3Q23	2Q23	3Q22	$	%	$	%
Investment securities:
Held-to-maturity, at amortized cost	$10,559	$10,753	$423	$(194)	(2)%	$10,136	NM
Available-for-sale, at fair value	10,148	10,832	23,233	(684)	(6)	(13,085)	(56)%
Trading account, at fair value	31	32	526	(1)	(3)	(495)	(94)
Total investment securities, net of allowance	$20,738	$21,617	$24,182	$(879)	(4)	$(3,444)	(14)
Total investment securities decreased $3.4 billion, or 14%, to $20.7 billion at September 30, 2023, largely due to principal reductions. During the fourth quarter of 2022, we transferred approximately $10.7 billion fair value ($13.1 billion amortized cost) of mortgage-backed AFS securities to the HTM category. The transfer of these securities from AFS to HTM at fair value resulted in a discount to the amortized cost basis of the HTM securities equivalent to the $2.4 billion ($1.8 billion after tax) of unrealized losses in AOCI attributable to these securities. The amortization of the unrealized losses will offset the effect of the accretion of the discount created by the transfer. At September 30, 2023, the unamortized discount on the HTM securities totaled approximately $2.2 billion ($1.6 billion after tax).
The trading securities portfolio, comprised of municipal securities, totaled $31 million at September 30, 2023, compared with $526 million at September 30, 2022. The prior year quarter also included $221 million of customer sweeps into money market mutual funds. Beginning in the first quarter of 2023, related sweep balances were presented in “Money market investments” on the consolidated balance sheet.
We invest in securities to actively manage liquidity and interest rate risk and to generate interest income. We primarily own securities that can readily provide us cash and liquidity through secured borrowing agreements without the need to sell the securities. We also manage the duration of our investment securities portfolio to help balance the inherent interest rate mismatch between loans and deposits, and to protect the economic value of shareholders' equity. At September 30, 2023, the estimated duration of our securities portfolio decreased to 3.5 percent, compared with 3.9 percent at September 30, 2022, primarily due to the addition of fair value hedges of fixed-rate securities during the second quarter of 2023.

Loans and Leases
				3Q23 - 2Q23		3Q23 - 3Q22
(In millions)	3Q23	2Q23	3Q22	$	%	$	%

Loans held for sale	$41	$36	$25	$5	14%	$16	64%
Loans and leases:
Commercial	$30,208	$30,692	$29,812	$(484)	(2)	$396	1
Commercial real estate	13,140	12,904	12,356	236	2	784	6
Consumer	13,545	13,321	11,750	224	2	1,795	15
Loans and leases, net of unearned income and fees	56,893	56,917	53,918	(24)	—	2,975	6
Less allowance for loan losses	681	651	541	30	5	140	26
Loans and leases held for investment, net of allowance	$56,212	$56,266	$53,377	$(54)	—	$2,835	5
Unfunded lending commitments	$30,442	$30,524	$29,743	$(82)	—	$699	2
Loans and leases, net of unearned income and fees, increased $3.0 billion, or 6%, to $56.9 billion at September 30, 2023, relative to the prior year quarter. Consumer loans increased $1.8 billion from the prior year quarter, primarily in the 1-4 family residential and consumer construction loan portfolios, and commercial real estate loans increased $0.8 billion, primarily in the multi-family and industrial construction loan portfolios. Increased funding of construction

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lending commitments and conversion-to-term debt contributed to growth in these portfolios. Unfunded lending commitments increased $0.7 billion, or 2%, to $30.4 billion at September 30, 2023, primarily due to growth in home equity and commercial and industrial unfunded lending commitments.

Credit Quality
				3Q23 - 2Q23		3Q23 - 3Q22
(In millions)	3Q23	2Q23	3Q22	$	%	$	%

Provision for credit losses	$41	$46	$71	$(5)	(11)%	$(30)	(42)%
Allowance for credit losses	738	711	590	27	4	148	25
Net loan and lease charge-offs (recoveries)	14	13	27	1	8	(13)	(48)
Nonperforming assets[2]	219	164	151	55	34	68	45
Classified loans	769	768	965	1	—	(196)	(20)
	3Q23	2Q23	3Q22	bps		bps
Ratio of ACL to loans[1] and leases outstanding, at period end	1.30%	1.25%	1.09%	5		21
Annualized ratio of net loan and lease charge-offs to average loans	0.10%	0.09%	0.20%	1		(10)
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.41%	0.30%	0.32%	11		9
1 Does not include loans held for sale.
2 Does not include banking premises held for sale.
During the third quarter of 2023, we recorded a $41 million provision for credit losses, compared with a $71 million provision during the prior year period. The allowance for credit losses (“ACL”) was $738 million at September 30, 2023, compared with $590 million at September 30, 2022. The increase in the ACL was primarily due to deterioration in economic forecasts. The ratio of ACL to total loans and leases was 1.30% at September 30, 2023, compared with 1.09% at September 30, 2022. Net loan and lease charge-offs totaled $14 million, compared with $27 million in the prior year quarter, and classified loans decreased $196 million, or 20%. Nonperforming assets increased $68 million, or 45%, primarily due to two suburban office commercial real estate loans totaling $46 million.

Deposits and Borrowed Funds
				3Q23 - 2Q23		3Q23 - 3Q22
(In millions)	3Q23	2Q23	3Q22	$	%	$	%

Noninterest-bearing demand	$26,733	$28,670	$39,133	$(1,937)	(7)%	$(12,400)	(32)%
Interest-bearing:
Savings and money market	37,026	33,303	35,298	3,723	11	1,728	5
Time	5,089	3,897	1,398	1,192	31	3,691	NM
Brokered	6,551	8,453	166	(1,902)	(23)	6,385	NM
Total interest-bearing	48,666	45,653	36,862	3,013	7	11,804	32
Total deposits	$75,399	$74,323	$75,995	$1,076	1	$(596)	(1)
Borrowed funds:
Federal funds purchased and other short-term borrowings	$4,346	$5,513	$5,363	$(1,167)	(21)	$(1,017)	(19)
Long-term debt	540	538	647	2	—	(107)	(17)
Total borrowed funds	$4,886	$6,051	$6,010	$(1,165)	(19)	$(1,124)	(19)
Total deposits decreased $0.6 billion, or 1%, from the prior year quarter, due to the $12.4 billion reduction in noninterest-bearing demand deposits, which was largely offset by an $11.8 billion increase in interest-bearing deposits, as the higher interest rate environment influenced the movement of customer balances into interest-bearing

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products. At September 30, 2023 and June 30, 2023, total customer deposits (excluding brokered deposits) included approximately $6.4 billion and $3.4 billion, respectively, of reciprocal placement products, where we distributed our customers’ deposits in a placement network to increase their FDIC insurance and in return we received a matching amount of deposits from other network banks.
Average total deposits decreased $1.8 billion, or 2%, relative to the prior year period, driven by the aforementioned decrease in average noninterest-bearing deposits as interest rates increased. Our loan-to-deposit ratio was 75%, compared with 71% in the prior year quarter.
At September 30, 2023, the estimated total amount of uninsured deposits was $31.2 billion, or 41%, of total deposits, compared with $44.1 billion, or 58%, of total deposits at September 30, 2022.
Total borrowed funds, consisting primarily of secured borrowings, decreased $1.1 billion from the prior year quarter, largely due to reduced funding needs as a result of the decrease in interest-earning assets. The decrease in long-term debt was due to the redemption of matured senior notes during the second quarter of 2023.

Shareholders’ Equity
				3Q23 - 2Q23		3Q23 - 3Q22
(In millions, except share data)	3Q23	2Q23	3Q22	$	%	$	%
Shareholders’ equity:
Preferred stock	$440	$440	$440	$—	—%	$—	—%
Common stock and additional paid-in capital	1,726	1,722	1,799	4	—	(73)	(4)
Retained earnings	6,157	6,051	5,597	106	2	560	10
Accumulated other comprehensive income (loss)	(3,008)	(2,930)	(3,140)	(78)	(3)	132	4
Total shareholders’ equity	$5,315	$5,283	$4,696	$32	1	$619	13
Capital distributions:
Common dividends paid	$61	$61	$62	$—	—	$(1)	(2)
Bank common stock repurchased	—	—	50	—	NM	(50)	NM
Total capital distributed to common shareholders	$61	$61	$112	$—	—	$(51)	(46)

				shares	%	shares	%
Weighted average diluted common shares outstanding (in thousands)	147,653	147,696	149,792	(43)	—%	(2,139)	(1)%
Common shares outstanding, at period end (in thousands)	148,146	148,144	149,611	2	—	(1,465)	(1)
The common stock dividend was $0.41 per share, unchanged from the third quarter of 2022. Common shares outstanding decreased 1.5 million, or 1.0%, from the third quarter of 2022, primarily due to common stock repurchases in the prior year.
Accumulated other comprehensive income (loss) (“AOCI”) was $3.0 billion at September 30, 2023, and largely reflects the decline in the fair value of fixed-rate available-for-sale securities as a result of changes in interest rates. Absent any sales or credit impairment of these securities, the unrealized losses will not be recognized in earnings. We do not intend to sell any securities with unrealized losses. Additionally, changes in AOCI do not impact our regulatory capital ratios.
Estimated common equity tier 1 (“CET1”) capital was $6.8 billion, an increase of 7%, compared with $6.3 billion. The estimated CET1 capital ratio was 10.2%, compared with 9.6%. Tangible book value per common share increased to $25.75, compared with $21.54, primarily due to an increase in retained earnings. For more information on non-GAAP financial measures, see pages 16-18.

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Supplemental Presentation and Conference Call
Zions has posted a supplemental presentation to its website, which will be used to discuss the third quarter results at 5:30 p.m. ET on October 18, 2023. Media representatives, analysts, investors, and the public are invited to join this discussion by calling (877) 709-8150 (domestic and international) and entering the passcode 13741387, or via on-demand webcast. A link to the webcast will be available on the Zions Bancorporation website at zionsbancorporation.com. The webcast of the conference call will also be archived and available for 30 days.
About Zions Bancorporation, N.A.
Zions Bancorporation, N.A. is one of the nation's premier financial services companies with approximately $90 billion of total assets at December 31, 2022, and annual net revenue of $3.2 billion in 2022. Zions operates under local management teams and distinct brands in 11 western states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah, Washington, and Wyoming. The Bank is a consistent recipient of national and state-wide customer survey awards in small- and middle-market banking, as well as a leader in public finance advisory services and Small Business Administration lending. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices. Investor information and links to local banking brands can be accessed at www.zionsbancorporation.com.
Forward-Looking Information
This earnings release includes “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements, often accompanied by words such as “may,” “might,” “could,” “anticipate,” “expect,” and similar terms, are based on management’s current expectations and assumptions regarding future events or determinations, all of which are subject to known and unknown risks and uncertainties.
Forward-looking statements are not guarantees, nor should they be relied upon as representing management’s views as of any subsequent date. Actual results and outcomes may differ materially from those presented. Although this list is not comprehensive, important factors that may cause material differences include the quality and composition of our loan and securities portfolios and the quality and composition of our deposits; changes and uncertainties in applicable laws, and fiscal, monetary, regulatory, trade, and tax policies, and actions taken by governments, agencies, central banks and similar organizations, including increases in bank fees, insurance assessments, capital standards, and other regulatory requirements; protracted congressional negotiations and political stalemates regarding government funding and other issues that increase the possibility of government shutdowns; changes in general industry, political and economic conditions, including continued elevated inflation, economic slowdown or recession, or other economic disruptions; changes in interest and reference rates which could adversely affect our revenue and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; deterioration in economic conditions that may result in increased loan and leases losses; securities and capital markets behavior, including volatility and changes in market liquidity and our ability to raise capital; the impact of bank failures or adverse developments at other banks on general investor sentiment regarding the stability and liquidity of banks; the possibility that our recorded goodwill could become impaired, which may have an adverse impact on our earnings and capital; competitive pressures and other factors that may affect aspects of our business, such as pricing and demand for our products and services, our ability to recruit and retain talent, and the impact of digital commerce, artificial intelligence, and other innovations affecting the banking industry; our ability to complete projects and initiatives and execute on our strategic plans, manage our risks, control compensation and other expenses, and achieve our business objectives; our ability to provide adequate oversight of our suppliers or prevent inadequate performance by third parties upon whom we rely for the delivery of various products and services; our ability to develop and maintain technology, information security systems and controls designed to guard against fraud, cybersecurity, and privacy risks; adverse media and other expressions of negative public opinion whether directed at us, other banks, the banking industry or otherwise that may adversely affect our reputation and that of the banking industry generally; the effects of pandemics and other health emergencies that may affect our business, employees, customers, and communities; the

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effects of wars and geopolitical conflicts, such as the ongoing conflict between Russia and Ukraine and the escalating events in the Middle East, and other local, national, or international disasters, crises, or conflicts that may occur in the future; natural disasters that may impact our and our customer's operations and business; and governmental and social responses to environmental, social, and governance issues, including those with respect to climate change.
Factors that could cause our actual results, performance or achievements, industry trends, and results or regulatory outcomes to differ materially from those expressed or implied in the forward-looking statements are discussed in our 2022 Form 10-K and subsequent filings with the Securities and Exchange Commission (SEC), and are available on our website (www.zionsbancorporation.com) and from the SEC (www.sec.gov).
We caution against the undue reliance on forward-looking statements, which reflect our views only as of the date they are made. Except to the extent required by law, we specifically disclaim any obligation to update any factors or to publicly announce the revisions to any forward-looking statements to reflect future events or developments.

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FINANCIAL HIGHLIGHTS
(Unaudited)

	Three Months Ended
(In millions, except share, per share, and ratio data)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
BALANCE SHEET [1]
Loans held for investment, net of allowance	$56,212	$56,266	$55,713	$55,078	$53,377
Total assets	87,269	87,230	88,573	89,545	88,474
Deposits	75,399	74,323	69,208	71,652	75,995
Total shareholders’ equity	5,315	5,283	5,184	4,893	4,696
STATEMENT OF INCOME
Net earnings applicable to common shareholders	$168	$166	$198	$277	$211
Net interest income	585	591	679	720	663
Taxable-equivalent net interest income [2]	596	602	688	730	673
Total noninterest income	180	189	160	153	165
Total noninterest expense	496	508	512	471	479
Pre-provision net revenue [2]	280	283	336	412	359
Adjusted pre-provision net revenue [2]	272	296	341	420	351
Provision for credit losses	41	46	45	43	71
SHARE AND PER COMMON SHARE AMOUNTS
Net earnings per diluted common share	$1.13	$1.11	$1.33	$1.84	$1.40
Dividends	0.41	0.41	0.41	0.41	0.41
Book value per common share [1]	32.91	32.69	32.03	29.95	28.45
Tangible book value per common share [1,2]	25.75	25.52	24.85	22.79	21.54
Weighted average share price	34.67	27.51	45.57	49.85	54.50
Weighted average diluted common shares outstanding (in thousands)	147,653	147,696	148,038	148,829	149,792
Common shares outstanding (in thousands) [1]	148,146	148,144	148,100	148,664	149,611
SELECTED RATIOS AND OTHER DATA
Return on average assets	0.80%	0.79%	0.91%	1.27%	0.97%
Return on average common equity	13.5%	13.8%	17.4%	25.4%	15.8%
Return on average tangible common equity [2]	17.3%	17.8%	22.7%	33.4%	19.6%
Net interest margin	2.93%	2.92%	3.33%	3.53%	3.24%
Cost of total deposits	1.92%	1.27%	0.47%	0.20%	0.10%
Efficiency ratio [2]	64.4%	62.5%	59.9%	52.9%	57.6%
Effective tax rate [3]	23.2%	22.6%	27.7%	20.9%	21.9%
Ratio of nonperforming assets to loans and leases and other real estate owned	0.38%	0.29%	0.31%	0.27%	0.28%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.10%	0.09%	—%	(0.02)%	0.20%
Ratio of total allowance for credit losses to loans and leases outstanding [1]	1.30%	1.25%	1.20%	1.14%	1.09%
Full-time equivalent employees	9,984	10,103	10,064	9,989	9,920
CAPITAL RATIOS AND DATA [1]
Tangible common equity ratio [2]	4.4%	4.4%	4.2%	3.8%	3.7%
Common equity tier 1 capital [4]	$6,803	$6,692	$6,582	$6,481	$6,342
Risk-weighted assets [4]	$66,615	$66,917	$66,274	$66,111	$65,982
Common equity tier 1 capital ratio [4]	10.2%	10.0%	9.9%	9.8%	9.6%
Tier 1 risk-based capital ratio [4]	10.9%	10.7%	10.6%	10.5%	10.3%
Total risk-based capital ratio [4]	12.8%	12.5%	12.4%	12.2%	12.0%
Tier 1 leverage ratio [4]	8.3%	8.0%	7.8%	7.7%	7.5%
1 At period end.
2 For information on non-GAAP financial measures, see pages 16-18.
3 The increase in the effective tax rate at March 31, 2023 was the result of a change in the reserve for uncertain tax positions.
4 Current period ratios and amounts represent estimates.

ZIONS BANCORPORATION, N.A.
Press Release – Page 10

CONSOLIDATED BALANCE SHEETS

(In millions, shares in thousands)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
	(Unaudited)	(Unaudited)	(Unaudited)		(Unaudited)
ASSETS
Cash and due from banks	$700	$701	$607	$657	$549
Money market investments:
Interest-bearing deposits	1,704	1,531	2,727	1,340	1,291
Federal funds sold and security resell agreements	1,427	781	688	2,426	2,797
Investment securities:
Held-to-maturity[1], at amortized cost	10,559	10,753	10,961	11,126	423
Available-for-sale, at fair value	10,148	10,832	11,594	11,915	23,233
Trading account, at fair value	31	32	12	465	526
Total securities, net of allowance	20,738	21,617	22,567	23,506	24,182
Loans held for sale	41	36	5	8	25
Loans and leases, net of unearned income and fees	56,893	56,917	56,331	55,653	53,918
Less allowance for loan losses	681	651	618	575	541
Loans held for investment, net of allowance	56,212	56,266	55,713	55,078	53,377
Other noninterest-bearing investments	929	956	1,169	1,130	983
Premises, equipment and software, net	1,410	1,414	1,411	1,408	1,388
Goodwill and intangibles	1,060	1,062	1,063	1,065	1,034
Other real estate owned	7	3	6	3	3
Other assets	3,041	2,863	2,617	2,924	2,845
Total assets	$87,269	$87,230	$88,573	$89,545	$88,474
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$26,733	$28,670	$30,974	$35,777	$39,133
Interest-bearing:
Savings and money market	37,090	33,394	30,897	33,566	35,389
Time	11,576	12,259	7,337	2,309	1,473
Total deposits	75,399	74,323	69,208	71,652	75,995
Federal funds purchased and other short-term borrowings	4,346	5,513	12,124	10,417	5,363
Long-term debt	540	538	663	651	647
Reserve for unfunded lending commitments	57	60	60	61	49
Other liabilities	1,612	1,513	1,334	1,871	1,724
Total liabilities	81,954	81,947	83,389	84,652	83,778
Shareholders’ equity:
Preferred stock, without par value; authorized 4,400 shares	440	440	440	440	440
Common stock[2] ($0.001 par value; authorized 350,000 shares) and additional paid-in capital	1,726	1,722	1,715	1,754	1,799
Retained earnings	6,157	6,051	5,949	5,811	5,597
Accumulated other comprehensive income (loss)	(3,008)	(2,930)	(2,920)	(3,112)	(3,140)
Total shareholders’ equity	5,315	5,283	5,184	4,893	4,696
Total liabilities and shareholders’ equity	$87,269	$87,230	$88,573	$89,545	$88,474
[1] Held-to-maturity (fair value)	$10,049	$10,768	$11,210	$11,239	$379
[2] Common shares (issued and outstanding)	148,146	148,144	148,100	148,664	149,611

ZIONS BANCORPORATION, N.A.
Press Release – Page 11

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)	Three Months Ended
(In millions, except share and per share amounts)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Interest income:
Interest and fees on loans	$831	$791	$726	$656	$551
Interest on money market investments	35	48	57	39	24
Interest on securities	144	138	137	140	132
Total interest income	1,010	977	920	835	707
Interest expense:
Interest on deposits	366	220	82	38	19
Interest on short- and long-term borrowings	59	166	159	77	25
Total interest expense	425	386	241	115	44
Net interest income	585	591	679	720	663
Provision for credit losses:
Provision for loan losses	44	46	46	31	60
Provision for unfunded lending commitments	(3)	—	(1)	12	11
Total provision for credit losses	41	46	45	43	71
Net interest income after provision for credit losses	544	545	634	677	592
Noninterest income:
Commercial account fees	43	45	43	41	40
Card fees	26	25	24	27	27
Retail and business banking fees	17	16	16	16	17
Loan-related fees and income	23	19	21	19	18
Capital markets fees	18	27	17	22	25
Wealth management fees	15	14	15	14	14
Other customer-related fees	15	16	15	14	15
Customer-related noninterest income	157	162	151	153	156
Fair value and nonhedge derivative income (loss)	7	1	(3)	(4)	4
Dividends and other income (loss)	12	26	11	9	(1)
Securities gains (losses), net	4	—	1	(5)	6
Total noninterest income	180	189	160	153	165
Noninterest expense:
Salaries and employee benefits	311	324	339	304	312
Technology, telecom, and information processing	62	58	55	51	53
Occupancy and equipment, net	42	40	40	40	38
Professional and legal services	16	16	13	15	14
Marketing and business development	10	13	12	11	11
Deposit insurance and regulatory expense	20	22	18	14	13
Credit-related expense	6	7	6	8	8
Other	29	28	29	28	30
Total noninterest expense	496	508	512	471	479
Income before income taxes	228	226	282	359	278
Income taxes	53	51	78	75	61
Net income	175	175	204	284	217
Preferred stock dividends	(7)	(9)	(6)	(7)	(6)
Net earnings applicable to common shareholders	$168	$166	$198	$277	$211
Weighted average common shares outstanding during the period:
Basic shares (in thousands)	147,648	147,692	148,015	148,739	149,628
Diluted shares (in thousands)	147,653	147,696	148,038	148,829	149,792
Net earnings per common share:
Basic	$1.13	$1.11	$1.33	$1.84	$1.40
Diluted	1.13	1.11	1.33	1.84	1.40

ZIONS BANCORPORATION, N.A.
Press Release – Page 12

Loan Balances Held for Investment by Portfolio Type
(Unaudited)

(In millions)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Commercial:
Commercial and industrial [1]	$16,341	$16,622	$16,500	$16,377	$15,962
Leasing	373	388	385	386	347
Owner occupied	9,273	9,328	9,317	9,371	9,279
Municipal	4,221	4,354	4,374	4,361	4,224
Total commercial	30,208	30,692	30,576	30,495	29,812
Commercial real estate:
Construction and land development	2,575	2,498	2,313	2,513	2,800
Term	10,565	10,406	10,585	10,226	9,556
Total commercial real estate	13,140	12,904	12,898	12,739	12,356
Consumer:
Home equity credit line	3,313	3,291	3,276	3,377	3,331
1-4 family residential	8,116	7,980	7,692	7,286	6,852
Construction and other consumer real estate	1,510	1,434	1,299	1,161	973
Bankcard and other revolving plans	475	466	459	471	471
Other	131	150	131	124	123
Total consumer	13,545	13,321	12,857	12,419	11,750
Total loans and leases	$56,893	$56,917	$56,331	$55,653	$53,918
1 Commercial and industrial loan balances include PPP loans of $106 million, $126 million, $159 million, $197 million, and $306 million for the respective periods presented.

Nonperforming Assets
(Unaudited)

(In millions)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Nonaccrual loans [1]	$216	$162	$171	$149	$151
Other real estate owned [2]	3	2	2	—	—
Total nonperforming assets	$219	$164	$173	$149	$151
Ratio of nonperforming assets to loans[1] and leases and other real estate owned [2]	0.38%	0.29%	0.31%	0.27%	0.28%
Accruing loans past due 90 days or more	$16	$7	$2	$6	$20
Ratio of accruing loans past due 90 days or more to loans[1] and leases	0.03%	0.01%	—%	0.01%	0.04%
Nonaccrual loans and accruing loans past due 90 days or more	$232	$169	$173	$155	$171
Ratio of nonperforming assets[1] and accruing loans 90 days or more past due to loans and leases and other real estate owned	0.41%	0.30%	0.31%	0.28%	0.32%
Accruing loans past due 30-89 days	$86	$59	$79	$93	$84
Classified loans	769	768	912	929	965
1 Includes loans held for sale.
2 Does not include banking premises held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 13

Allowance for Credit Losses
(Unaudited)

	Three Months Ended
(In millions)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Allowance for Loan and Lease Losses
Balance at beginning of period [1]	$651	$618	$572	$541	$508
Provision for loan losses	44	46	46	31	60
Loan and lease charge-offs	20	22	7	9	38
Less: Recoveries	6	9	7	12	11
Net loan and lease charge-offs (recoveries)	14	13	—	(3)	27
Balance at end of period	$681	$651	$618	$575	$541
Ratio of allowance for loan losses to loans[2] and leases, at period end	1.20%	1.14%	1.10%	1.03%	1.00%
Ratio of allowance for loan losses to nonaccrual loans[2] at period end	342%	402%	361%	386%	358%
Annualized ratio of net loan and lease charge-offs (recoveries) to average loans	0.10%	0.09%	—%	(0.02)%	0.20%
Reserve for Unfunded Lending Commitments
Balance at beginning of period	$60	$60	$61	$49	$38
Provision for unfunded lending commitments	(3)	—	(1)	12	11
Balance at end of period	$57	$60	$60	$61	$49
Allowance for Credit Losses
Allowance for loan losses	$681	$651	$618	$575	$541
Reserve for unfunded lending commitments	57	60	60	61	49
Total allowance for credit losses	$738	$711	$678	$636	$590
Ratio of ACL to loans[1] and leases outstanding, at period end	1.30%	1.25%	1.20%	1.14%	1.09%
1 The beginning balance at March 31, 2023 for the allowance for loan losses does not agree to its respective ending balance at December 31, 2022 because of the adoption of the new accounting standard related to loan modifications to borrowers experiencing financial difficulties.
2 Does not include loans held for sale.

ZIONS BANCORPORATION, N.A.
Press Release – Page 14

Nonaccrual Loans by Portfolio Type
(Unaudited)

(In millions)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Loans held for sale	$17	$—	$—	$—	$—
Commercial:
Commercial and industrial	$59	$71	$77	$63	$57
Leasing	—	—	—	—	—
Owner occupied	27	29	33	24	28
Municipal	—	—	—	—	—
Total commercial	86	100	110	87	85
Commercial real estate:
Construction and land development	22	—	—	—	—
Term	40	13	16	14	20
Total commercial real estate	62	13	16	14	20
Consumer:
Home equity credit line	16	12	11	11	10
1-4 family residential	35	37	34	37	36
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	—	—	—	—	—
Other	—	—	—	—	—
Total consumer	51	49	45	48	46
Total nonaccrual loans	$216	$162	$171	$149	$151

Net Charge-Offs by Portfolio Type
(Unaudited)

(In millions)	September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022
Commercial:
Commercial and industrial	$8	$14	$(2)	$(4)	$31
Leasing	—	—	—	—	—
Owner occupied	(1)	—	(1)	—	—
Municipal	—	—	—	—	—
Total commercial	7	14	(3)	(4)	31
Commercial real estate:
Construction and land development	1	—	—	—	—
Term	2	—	—	—	—
Total commercial real estate	3	—	—	—	—
Consumer:
Home equity credit line	2	—	(1)	—	—
1-4 family residential	—	(2)	2	—	(4)
Construction and other consumer real estate	—	—	—	—	—
Bankcard and other revolving plans	2	1	2	1	—
Other	—	—	—	—	—
Total consumer loans	4	(1)	3	1	(4)
Total net charge-offs (recoveries)	$14	$13	$—	$(3)	$27

ZIONS BANCORPORATION, N.A.
Press Release – Page 15

CONSOLIDATED AVERAGE BALANCE SHEETS, YIELDS AND RATES

(Unaudited)	Three Months Ended
	September 30, 2023		June 30, 2023		September 30, 2022
(In millions)	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]	Average balance	Average yield/rate [1]
ASSETS
Money market investments:
Interest-bearing deposits	$1,539	5.52%	$2,899	5.08%	$1,233	2.19%
Federal funds sold and security resell agreements	874	6.13%	784	5.65%	2,511	2.66%
Total money market investments	2,413	5.74%	3,683	5.20%	3,744	2.51%
Securities:
Held-to-maturity	10,625	2.21%	10,833	2.24%	560	2.88%
Available-for-sale	10,606	3.24%	11,180	2.85%	24,892	2.05%
Trading account	20	4.65%	52	4.78%	288	4.57%
Total securities	21,251	2.73%	22,065	2.56%	25,740	2.10%
Loans held for sale	46	4.89%	73	7.08%	37	5.33%
Loans and leases:[2]
Commercial	30,535	5.69%	30,650	5.46%	29,380	4.16%
Commercial real estate	13,016	7.14%	12,933	6.97%	12,182	4.73%
Consumer	13,417	4.92%	13,096	4.80%	11,391	3.61%
Total loans and leases	56,968	5.84%	56,679	5.65%	52,953	4.17%
Total interest-earning assets	80,678	5.02%	82,500	4.81%	82,474	3.45%
Cash and due from banks	712		653		604
Allowance for credit losses on loans and debt securities	(651)		(619)		(515)
Goodwill and intangibles	1,061		1,063		1,021
Other assets	5,523		5,524		4,923
Total assets	$87,323		$89,121		$88,507
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
Savings and money market	$35,346	2.42%	$30,325	1.49%	$36,399	0.20%
Time	12,424	4.81%	9,494	4.55%	1,441	0.32%
Total interest-bearing deposits	47,770	3.04%	39,819	2.22%	37,840	0.20%
Borrowed funds:
Federal funds purchased and security repurchase agreements	1,770	5.31%	4,423	5.11%	2,000	2.20%
Other short-term borrowings	2,233	4.95%	7,575	5.28%	885	2.61%
Long-term debt	539	5.37%	636	5.97%	673	4.83%
Total borrowed funds	4,542	5.14%	12,634	5.26%	3,558	2.80%
Total interest-bearing liabilities	52,312	3.22%	52,453	2.95%	41,398	0.43%
Noninterest-bearing demand deposits	27,873		29,830		39,623
Other liabilities	1,760		1,580		1,743
Total liabilities	81,945		83,863		82,764
Shareholders’ equity:
Preferred equity	440		440		440
Common equity	4,938		4,818		5,303
Total shareholders’ equity	5,378		5,258		5,743
Total liabilities and shareholders’ equity	$87,323		$89,121		$88,507
Spread on average interest-bearing funds		1.80%		1.86%		3.02%
Impact of net noninterest-bearing sources of funds		1.13%		1.06%		0.22%
Net interest margin		2.93%		2.92%		3.24%
Memo: total cost of deposits		1.92%		1.27%		0.10%
Memo: total deposits and interest-bearing liabilities	$80,185	2.10%	$82,283	1.88%	$81,021	0.22%
1 Rates are calculated using amounts in thousands and a tax rate of 21% for the periods presented.
2 Net of unamortized purchase premiums, discounts, and deferred loan fees and costs.

ZIONS BANCORPORATION, N.A.
Press Release – Page 16

NON-GAAP FINANCIAL MEASURES
(Unaudited)
This press release presents non-GAAP financial measures in addition to GAAP financial measures. The adjustments to reconcile from the applicable GAAP financial measures to the non-GAAP financial measures are presented in the following schedules. We consider these adjustments to be relevant to ongoing operating results and provide a meaningful basis for period-to-period comparisons. We use these non-GAAP financial measures to assess our performance and financial position. We believe that presenting these non-GAAP financial measures permits investors to assess our performance on the same basis as that applied by our management and the financial services industry.
Non-GAAP financial measures have inherent limitations and are not necessarily comparable to similar financial measures that may be presented by other financial services companies. Although non-GAAP financial measures are frequently used by stakeholders to evaluate a company, they have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP.
Tangible Common Equity and Related Measures
Tangible common equity and related measures are non-GAAP measures that exclude the impact of intangible assets and their related amortization. We believe these non-GAAP measures provide useful information about our use of shareholders’ equity and provide a basis for evaluating the performance of a business more consistently, whether acquired or developed internally.
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Net earnings applicable to common shareholders (GAAP)		$168	$166	$198	$277	$211
Adjustments, net of tax:
Amortization of core deposit and other intangibles		1	1	1	—	1
Adjusted net earnings applicable to common shareholders, net of tax	(a)	$169	$167	$199	$277	$212
Average common equity (GAAP)		$4,938	$4,818	$4,614	$4,330	$5,303
Average goodwill and intangibles		(1,061)	(1,063)	(1,064)	(1,036)	(1,021)
Average tangible common equity (non-GAAP)	(b)	$3,877	$3,755	$3,550	$3,294	$4,282
Number of days in quarter	(c)	92	91	90	92	92
Number of days in year	(d)	365	365	365	365	365
Return on average tangible common equity (non-GAAP) [1]	(a/b/c)*d	17.3%	17.8%	22.7%	33.4%	19.6%
1 Excluding the effect of AOCI from average tangible common equity would result in associated returns of 9.9%, 10.0%, 12.3%, 16.9%, and 13.2% for the periods presented, respectively.

ZIONS BANCORPORATION, N.A.
Press Release – Page 17

TANGIBLE EQUITY RATIO, TANGIBLE COMMON EQUITY RATIO, AND TANGIBLE BOOK VALUE PER COMMON SHARE (ALL NON-GAAP MEASURES)

(Dollar amounts in millions, except per share amounts)		September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Total shareholders’ equity (GAAP)		$5,315	$5,283	$5,184	$4,893	$4,696
Goodwill and intangibles		(1,060)	(1,062)	(1,063)	(1,065)	(1,034)
Tangible equity (non-GAAP)	(a)	4,255	4,221	4,121	3,828	3,662
Preferred stock		(440)	(440)	(440)	(440)	(440)
Tangible common equity (non-GAAP)	(b)	$3,815	$3,781	$3,681	$3,388	$3,222
Total assets (GAAP)		$87,269	$87,230	$88,573	$89,545	$88,474
Goodwill and intangibles		(1,060)	(1,062)	(1,063)	(1,065)	(1,034)
Tangible assets (non-GAAP)	(c)	$86,209	$86,168	$87,510	$88,480	$87,440
Common shares outstanding (in thousands)	(d)	148,146	148,144	148,100	148,664	149,611
Tangible equity ratio (non-GAAP) [1]	(a/c)	4.9%	4.9%	4.7%	4.3%	4.2%
Tangible common equity ratio (non-GAAP)	(b/c)	4.4%	4.4%	4.2%	3.8%	3.7%
Tangible book value per common share (non-GAAP)	(b/d)	$25.75	$25.52	$24.85	$22.79	$21.54
Efficiency Ratio and Adjusted Pre-Provision Net Revenue
The efficiency ratio is a measure of operating expense relative to revenue. We believe the efficiency ratio provides useful information regarding the cost of generating revenue. We make adjustments to exclude certain items that are not generally expected to recur frequently, as identified in the subsequent schedule, which we believe allow for more consistent comparability across periods. Adjusted noninterest expense provides a measure as to how we are managing our expenses. Adjusted pre-provision net revenue enables management and others to assess our ability to generate capital. Taxable-equivalent net interest income allows us to assess the comparability of revenue arising from both taxable and tax-exempt sources.
EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Three Months Ended
(Dollar amounts in millions)		September 30, 2023	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Noninterest expense (GAAP)	(a)	$496	$508	$512	$471	$479
Adjustments:
Severance costs		—	13	1	—	—
Amortization of core deposit and other intangibles		2	1	2	—	1
Restructuring costs		1	—	—	—	—
SBIC investment success fee accrual [1]		—	—	—	(1)	1
Total adjustments	(b)	3	14	3	(1)	2
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$493	$494	$509	$472	$477

Net interest income (GAAP)	(d)	$585	$591	$679	$720	$663
Fully taxable-equivalent adjustments	(e)	11	11	9	10	10
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	596	602	688	730	673
Noninterest income (GAAP)	(g)	180	189	160	153	165
Combined income (non-GAAP)	(f+g)=(h)	776	791	848	883	838
Adjustments:
Fair value and nonhedge derivative income (loss)		7	1	(3)	(4)	4
Securities gains (losses), net		4	—	1	(5)	6
Total adjustments [2]	(i)	11	1	(2)	(9)	10
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$765	$790	$850	$892	$828

Pre-provision net revenue (PPNR) (non-GAAP)	(h)-(a)	$280	$283	$336	$412	$359
Adjusted PPNR (non-GAAP)	(j)-(c)	272	296	341	420	351
Efficiency ratio (non-GAAP)	(c/j)	64.4%	62.5%	59.9%	52.9%	57.6%
1 The success fee accrual is associated with the gains/(losses) from our SBIC investments, which are excluded through securities gains (losses), net.
2 Excluding the $13 million gain on sale of bank-owned premises recorded in dividends and other income, the efficiency ratio for the three months ended June 30, 2023 would have been 63.6%.

ZIONS BANCORPORATION, N.A.
Press Release – Page 18

EFFICIENCY RATIO (NON-GAAP) AND ADJUSTED PRE-PROVISION NET REVENUE (NON-GAAP)

		Nine Months Ended
(Dollar amounts in millions)		September 30, 2023	September 30, 2022

Noninterest expense (GAAP)	(a)	$1,516	$1,407
Adjustments:
Severance costs		14	1
Other real estate expense		—	1
Amortization of core deposit and other intangibles		5	1
Restructuring costs		1	—
Total adjustments	(b)	20	3
Adjusted noninterest expense (non-GAAP)	(a-b)=(c)	$1,496	$1,404

Net interest income (GAAP)	(d)	$1,855	$1,800
Fully taxable-equivalent adjustments	(e)	31	27
Taxable-equivalent net interest income (non-GAAP)	(d+e)=(f)	1,886	1,827
Noninterest income (GAAP)	(g)	529	479
Combined income (non-GAAP)	(f+g)=(h)	2,415	2,306
Adjustments:
Fair value and nonhedge derivative income (loss)		5	20
Securities gains (losses), net		5	(10)
Total adjustments	(i)	10	10
Adjusted taxable-equivalent revenue (non-GAAP)	(h-i)=(j)	$2,405	$2,296

Pre-provision net revenue (PPNR)	(h)-(a)	$899	$899
Adjusted PPNR (non-GAAP)	(j)-(c)	909	892
Efficiency ratio (non-GAAP)	(c/j)	62.2%	61.1%
1 The success fee accrual is associated with the gains/(losses) from our SBIC investments, which are excluded through securities gains (losses), net.